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CONSOLIDATED STATEMENTS OF CASH FLOWS
Lone Star Industries, Inc.
(In thousands)

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                                                             For the Years Ended December 31,
                                                             1993          1992          1991
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Cash Flows from Operating Activities:
Loss before cumulative effect of changes in accounting   ($35,258)     ($45,428)      ($5,547)
Adjustments to arrive at net cash provided (used) by operating activities:
    Depreciation and depletion .......................     26,254        26,131        25,745
    Provision for litigation settlements..............      2,500        57,200             -
    Deferred income taxes ............................    (10,546)        2,920         1,902
    Provision for doubtful accounts...................      1,605         1,083         3,133
    Changes in operating assets and liabilities:
      Accounts and notes receivable ..................     (2,895)        3,382          (218)
      Inventories and other current assets............        846         6,063         8,253
      Accounts payable and accrued expenses ..........     (2,198)      (13,295)          701
    Unremitted earnings of joint ventures ............       (951)      (17,942)      (10,182)
    Loss (gain) on sale of joint venture interests....     37,335       (15,525)         (391)
    Reorganization items..............................     10,470         4,046         7,385
    Other, net .......................................      9,793         8,655         2,522
Net cash provided by operating activities before
  reorganization items................................     36,955        17,290        33,303

Operating cash flows from reorganization items:
    Interest received on cash accumulated because of Chapter 11
      proceedings.....................................      5,102         4,500         4,219
    Professional fees and administrative expenses.....    (10,459)       (5,910)       (3,160)
Net cash (used) provided by reorganization items......     (5,357)       (1,410)        1,059

Net cash provided by operating activities.............     31,598        15,880        34,362

Cash Flows from Investing Activities:
Capital expenditures .................................    (18,999)      (22,122)      (17,612)
Proceeds from sales of assets held for sale ..........      9,206         7,934        29,166
Proceeds from sales of assets due to Chapter 11 procee     71,162        39,675         4,135
Sales of property, plant and equipment ...............        888         1,064           711
Collection of notes receivable........................        908         4,418         4,104
Investment and advances to equity investees...........     (5,000)       (3,500)       (3,585)
Other, net ...........................................     (5,971)       (3,239)       (1,796)
Net cash provided by investing activities ............     52,194        24,230        15,123

Cash Flows from Financing Activities:
Net reduction of short-term debt......................          -             -        (1,687)
Reduction of production payment.......................     (8,000)       (8,000)       (8,000)
Proceeds from long-term debt..........................          -             -           174
Net cash used by financing activities.................     (8,000)       (8,000)       (9,513)

Net increase in cash and cash equivalents ............     75,792        32,110        39,972
Cash and cash equivalents, beginning of period........    168,605       136,495        96,523
Cash and cash equivalents, end of period..............   $244,397      $168,605      $136,495


The accompanying Notes to Financial Statements are an integral part of the Financial Statement



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